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                                                               EXHIBIT 99.1

                  SUN PROJECTS INCREASE IN THIRD QUARTER
            INCOME; REPORTS RESULTS OF SHARE REPURCHASE PROGRAM

   Philadelphia, October 14, 1997 -- Sun Company, Inc. (NYSE: SUN) today reported that operating and net income for the third quarter of 1997 are expected to show sequential improvement over the $105 million ($1.07 per share on a fully diluted basis) earned in the second quarter of 1997 and will approximate the $1.15 per share high-end earnings estimate as currently reported by First Call Corporation.

   Robert H. Campbell, Sun Chairman and Chief Executive Officer said, "The Company is providing a projection of its third quarter earnings at this time in response to the recent unusually high level of trading activity in Sun's common stock. I anticipate that all of Sun's business units will be profitable during the 1997 third quarter and will show significant improvement versus the 1996 third quarter." Campbell noted that the strong earnings will reflect continued operational excellence and a lower cost structure across all of Sun's businesses. The Company will announce third quarter 1997 earnings on Thursday, October 23, 1997.

   The Company also reported today that during the third quarter of 1997, it repurchased 2,308,547 shares of Sun common stock and 317,200 Sun depositary shares on the open market for approximately $101 million. These purchases were made pursuant to a previously announced $150 million stock repurchase program authorized by the Company's Board of Directors on July 3, 1997. The Company had previously repurchased $21 million of its stock during the first half of 1997 under a predecessor program.

   Sun also reiterated that its depositary shares, each representing one-half of a share of the Company's Series A cumulative preference stock, can be redeemed by the Company at any time, either in whole or in part, for Sun common stock at a conversion price initially equal to $42.39976 at June 12, 1995 declining ratably to $40.13332 on April 12, 1998, and equal to $40.00 thereafter through June 11, 1998. As of October 14, 1997, the Call Price was $40.52884 per depositary share. After June 11, 1998, the Company can redeem the depositary shares with common shares on a one-for-one basis. If Sun were to do a partial redemption of depositary shares, it would be done on a pro rata basis.

   Sun Company, Inc. headquartered in Philadelphia, is one of the largest independent U.S. petroleum refiner-marketers. Sun operates five domestic refineries with approximately 700,000 barrels per day of crude oil processing capacity, and markets gasoline under the Sunoco brand through more than 3,800 outlets in 17 states from Maine to Virginia and west to Indiana. Sun sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, and conducts coal mining and cokemaking operations in Virginia and Kentucky.
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NOTE:  Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sun believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sun's business prospects and performance, causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; fluctuations in supply of refinery feedstocks and demand for refined products; potential equipment malfunction; the regulatory environment; and plant construction/repair delays. These and other applicable risks and uncertainties have been described more fully in Sun's second quarter 10-Q, filed with the Securities and Exchange Commission on August 4, 1997.

For further information contact:
  Paul Durkin (media) 215-977-3485
  Terry Delaney (investors) 215-977-6106